SCHEDULE 14A INFORMATION

                    PROXY STATEMENT PURSUANT TO SECTION 14(a)
                      OF THE SECURITIES EXCHANGE ACT OF 1934

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        14a-6(e) (2))

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/ X /   Soliciting Material Pursuant to Sec. 240.14a-11(c) or Sec. 240.14a-12

                     PUTNAM AMERICAN GOVERNMENT INCOME FUND
                     PUTNAM ARIZONA TAX EXEMPT INCOME FUND
                    PUTNAM CALIFORNIA TAX EXEMPT INCOME FUND
                        PUTNAM DIVERSIFIED INCOME TRUST
                     PUTNAM FLORIDA TAX EXEMPT INCOME FUND
                              PUTNAM FUNDS TRUST
                          PUTNAM GLOBAL INCOME TRUST
                        PUTNAM HIGH YIELD ADVANTAGE FUND
                           PUTNAM HIGH YIELD TRUST
                             PUTNAM INCOME FUND
                PUTNAM INTERMEDIATE U.S. GOVERNMENT INCOME FUND
                  PUTNAM MASSACHUSETTS TAX EXEMPT INCOME FUND
                     PUTNAM MICHIGAN TAX EXEMPT INCOME FUND
                     PUTNAM MINNESOTA TAX EXEMPT INCOME FUND
                            PUTNAM MONEY MARKET FUND
                          PUTNAM MUNICIPAL INCOME FUND
                    PUTNAM NEW JERSEY TAX EXEMPT INCOME FUND
                     PUTNAM NEW YORK TAX EXEMPT INCOME FUND
                       PUTNAM OHIO TAX EXEMPT INCOME FUND
                   PUTNAM PENNSYLVANIA TAX EXEMPT INCOME FUND
                         PUTNAM TAX EXEMPT INCOME FUND
                      PUTNAM TAX EXEMPT MONEY MARKET FUND
                          PUTNAM TAX-FREE INCOME TRUST
                       PUTNAM U.S. GOVERNMENT INCOME TRUST

                 (Name of Registrant as Specified In Its Charter)

                      (Name of Person(s) Filing Proxy Statement,
                            if other than Registrant)

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Proxy solicitation Q&A

In early September, proxy materials will be mailed to shareholders of all 58 Putnam retail open-end funds. This Q&A is designed to help you answer questions you might receive about the proxy solicitation.

What is a proxy?

A proxy is a person who can act on behalf of another. In this case, proxies are Putnam Trustees, who are empowered to vote on behalf of shareholders, based on the shareholders' instructions.

What is the purpose of the proxy mailing?

Every Putnam shareholder has a right to vote on certain matters that affect the management of their funds. Since it is not possible for most people to attend a shareholder meeting and vote in person, shareholders are mailed the proxy package, which provides a proxy statement, a ballot, and instructions for voting by phone, by mail, or online.

What is a proxy ballot?

The proxy ballot tells the Trustees identified as proxies how to vote on a shareholder's behalf. Shareholders also receive a proxy statement, which describes the proposals they are being asked to vote on. The proxy statement includes the recommendations of the funds' Trustees, who recommend that shareholders vote in favor of the proposals.

Who is eligible to vote?

Shareholders of record of the retail open-end funds at the close of business on August 13, 2004, are eligible to vote. Each share is entitled to one vote. Fractional shares will be voted fractionally.

When is the shareholder meeting?

The shareholder meetings for the retail open-end funds are scheduled to take place on November 11, 2004 at 11:00 a.m. on the 8th floor of One Post Office Square in Boston.

What if shareholders don't return their proxy ballots?

If Putnam doesn't receive the proxy cards back in sufficient numbers, we must make follow-up solicitations, either by mail or by phone, which can cost the fund money. All shareholders benefit when proxies are voted. Also PFPC Inc., a solicitation firm contracted by Putnam, may contact shareholders who don't return their proxies.

What if a shareholder only signs the card?

If a shareholder signs the proxy ballot, but doesn't fill in a vote, the shares will be voted in accordance with the Trustees' recommendations.

What are the key dates for the open-end fund proxy solicitation?

August 13-- Designated record date
September 3-- Initial proxy mailing
September 16-- Initial phone campaign

If needed:

September 23-- Second proxy mailing
October 5-- Second phone campaign
October 12-- Third proxy mailing
October 22-- Third phone campaign

How can a shareholder submit a vote?

Voting instructions are included on the proxy ballot. There are several ways to vote:

* By mailing the completed proxy ballot in the postage-paid envelope (the address is Putnam Investments, P.O. Box 9131, Hingham, MA
  02043-9131)

* Online at www.proxyweb.com/Putnam. This is for registered shareholders only

* By automated telephone, at 1-888-221-0697, this is for registered shareholders only

* Live representative, at 1-877-832-6360 (PFPC)

* By fax at 1-877-226-7171

When shareholders vote by phone or on the web, they will need to supply the control number that appears on their proxy ballot.

Who is coordinating and reporting votes by mail, Internet, and phone?

Two firms have been engaged by Putnam to ensure that the proxy voting is administered and tabulated in a fair manner. One firm, MIS, will collect all votes, including those submitted by fax and Internet. PFPC Inc., a firm contracted by Putnam, will receive phone votes and then will transmit those numbers to MIS for consolidation.

How are financial advisors being made aware of the upcoming shareholder meeting and proxy voting process?

Financial advisors will receive a letter prior to the proxy mailing that outlines the proposals and encourages advisors to explain the importance of proxy voting to their clients. The mailing is scheduled for August 13, 2004.

In addition, proxy materials are being delivered electronically to firms of accounts that are held in street name. Putnam relationship managers and back-office contacts are also making firms aware of the meeting and proxy voting process.

What are the shareholders voting on?

Most notably, the proxy relates to the election of the funds' Trustees. In addition, there are several proposals that are administrative in nature, designed to increase the funds' investment flexibility and to make their investment restrictions simpler and more uniform across Putnam funds. These changes would also help make Putnam's compliance monitoring more efficient.

Who are the Trustees and what is their role?

Putnam's Board of Trustees is responsible for protecting the interests of Putnam fund shareholders. The Trustees' responsibilities include the general oversight of each fund's business, reviewing investment performance, and approval of fees paid to Putnam Investments and its affiliates.

Why are Trustees being elected?

Putnam funds have voluntarily undertaken to elect Trustees at least every five years. Under new SEC requirements applicable to most mutual funds, at least 75% of a fund's Trustees, as well as its chairperson, must be independent, which means that they are not affiliated with the fund's investment advisor. Even prior to the recent SEC ruling and, in fact, since July 1, 2000, the Putnam funds' Trustees have met both independence requirements. The Trustees have always believed that having a majority of Trustees who are independent enhances the ability of the Trustees to effectively protect the interests of shareholders. The Putnam funds currently have 11 Trustees, nine of whom are independent. The Trustees have nominated three additional Trustees, two of whom would be independent. In total, shareholders are asked to vote for 14 Trustees, 11 of whom would be independent.

What are the voting requirements for Trustee recommendations being approved?

The Trustee election requires 30% participation, with plurality for approval. The 14 nominees for Trustee who receive the most votes will be elected.

Changes to fundamental investment policies and investment objectives require a majority vote with a 50% participation rate and a 67% approval rating.

Amending a fund's agreement and declaration of trust (to allow redemptions in kind) requires an absolute majority, 50% + 1 of outstanding shares voting in favor of the proposal. For this proposal, certain Putnam funds will vote together as a single class. Shareholders should consult their proxy statements for more information about the voting requirements for this proposal.

Will this be occurring every year?

No. The election of Trustees for all Putnam funds will occur at least every five years. Proposals to change a fund's fundamental investment restrictions or authorize an amendment to a fund's declaration of trustees occur infrequently.

What is the amendment to the declarations of trust?

Currently, Putnam funds are not authorized under their charter documents (the Declarations of Trust) to meet redemption requests with assets other than cash (i.e., portfolio securities). The Trustees believe that it would be appropriate for the funds to have the flexibility in the future to meet extraordinary redemptions "in kind" (with portfolio securities). The explicit authority to pay a redemption wholly or partially in kind may benefit a fund's remaining shareholders. Giving a fund the flexibility to pay redemptions in kind is a common trend in the industry, and it is important to note that this option will not be used in ordinary day-to-day circumstances or to meet small redemptions. This proposal would affect all funds except Putnam Tax Smart Equity Fund, because it is a relatively new fund and its Declaration of Trust explicitly permits in kind redemptions currently.

What is the amendment to Putnam Equity Income Fund's investment objective?

The fund's investment process and philosophy will not change. If the amendment is approved, consistent with the fund's non-fundamental policy of investing at least 80% of net assets in common stocks and other equity investments that offer potential for current income, the fund's management team would be able to give more weight to stocks that offer capital appreciation potential. This proposal would restate the fund's investment objective to give greater emphasis to capital appreciation.

Why amend or eliminate investment restrictions?

Generally, the purpose of the proposed changes is to increase the funds' investment flexibility, simplify the investment restrictions, and make them uniform across the Putnam funds. These changes would also make Putnam's compliance monitoring more efficient. As the investment restrictions vary from fund to fund, shareholders should consult their proxy statements to see which proposed changes apply to their fund(s).

The proposals seek to make changes to the funds' investment restrictions with respect to the following:

Borrowing and lending. These proposals, which would affect 51 funds, seek to bring the funds' borrowing and lending restrictions in line with those currently in place for other Putnam funds. It is important to note that it is not standard practice for any fund to borrow or lend money.

Diversification of investments. This proposal, which would affect all funds except Putnam Floating Rate Income Fund, seeks to simplify the funds' investment restrictions and make them uniform with respect to the Investment Company Act's technical diversification requirements. The proposal would not affect any fund's current status as a diversified or non-diversified fund. In particular, the proposal would enhance the funds' flexibility to use Putnam Prime Money Market Fund as a cash investment vehicle. The ability of the fund to invest in a commingled pool of money market instruments (i.e., Putnam Prime Money Market Fund), as opposed to purchasing commercial paper directly, provides greater diversification within the asset class and a potentially higher yield for a fund's cash investments over a full market cycle.

Issuance of senior securities. This proposal, which would affect 12 funds, seeks to simplify and standardize the funds' policies regarding senior securities, and to clarify that permitted borrowings would not constitute senior securities, which the funds are prohibited from issuing. A senior security, such as preferred stock, has priority over any other security as to distribution of assets or dividends.

Investments in commodities and purchasing or selling options, puts, calls, straddles, and spreads. These proposals, which would only affect Putnam U.S. Government Income Trust, seek to revise the fund's commodities restriction and eliminate the fund's prohibition on investments in options and related derivatives. Although the fund's managers do not typically make these types of investments, these proposals are designed to make the fund's investment flexibility consistent with that of other Putnam fixed income funds.

Why are funds amending their restrictions for issuing senior securities?

Like most mutual funds, Putnam open-end funds are prohibited from issuing senior securities, or securities that have claims to the funds' assets that are senior to the existing classes of common shares (classes A, B, C, M, R, Y, etc.).

The 12 affected funds are seeking to amend their senior securities restrictions solely to clarify that when the funds borrow money (as permitted under their borrowing restrictions), those borrowings will not constitute "senior securities" for purposes of the senior securities restriction. Like the proposed amendments to funds' borrowing and lending restrictions, this proposal is designed to enhance the funds' ability to participate in an interfund borrowing and lending program approved by the SEC.

The proposal is not designed to permit these funds to issue senior securities; in fact, most of the other Putnam funds are currently subject to the identical restriction. All Putnam open-end funds will continue to be prohibited from issuing shares of preferred stock.